EXHIBIT 10.46
SECOND AMENDMENT TO THE
USEC INC. 1999 EQUITY INCENTIVE PLAN
     WHEREAS, Section 14(a) of the USEC Inc. 1999 Equity Incentive Plan (the “Plan”) authorizes the Board of Directors (the “Board”) of USEC Inc., a Delaware corporation (the “Company”), to amend the Plan at any time; and
     WHEREAS, the Board now finds it desirable and in the best interests of the Company to amend the Plan to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     NOW, THEREFORE, the Plan is amended as set forth below, effective as of January 1, 2008:
1. The definition of “Change in Control” in Section 2 of the Plan is amended to read in its entirety as follows:
“Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, a change in control of the Company, which will be deemed to have occurred if:
     (i) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act or Persons acting as a group (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company by reason of having acquired such securities during the 12-month period ending on the date of the most recent acquisition (not including any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding voting securities;
     (ii) the majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment;
     (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, resulting in a change described in (i), (ii), (iv) or (v) of this definition, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than 60% of the total voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person, directly or indirectly, acquired 40% or more of the total voting power of the Company’s then outstanding securities (not including any securities acquired directly from the Company or its Affiliates); or
     (iv) a complete liquidation of the Company involving the sale to any Person or group of at least 40% of the total gross fair market value of all of the assets of the Company immediately before the liquidation; or
     (v) the sale or disposition by the Company to any Person or group of all or substantially all of the Company’s assets, but in no event less than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the total voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
2. Section 4(b) of the Plan is amended by changing the period at the end thereof to a comma and adding the following:
and (C) with respect to any Award no such adjustment shall be authorized to the extent that such adjustment would cause the Plan or the Award to violate Treasury Regulation Section 1.409A-1(b)(5)(v).
3. Section 12 of the Plan is amended to read in its entirety as follows:
Termination of Employment/Service. The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h), including a termination by the Company without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement. The Committee retains the right and discretion to specify, and may specify, whether a separation from service occurs for individuals providing services to the Company immediately prior to an asset purchase transaction in which the Company or an Affiliate is the seller, who provide services to a buyer after and in connection with such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).
4. Section 14(a) of the Plan is amended by adding the following at the end thereof:
Notwithstanding anything herein to the contrary, no such amendment or termination of the Plan shall result in any acceleration or delay in the payment of any amount due under this Plan except to the extent such acceleration or delay would not result in the imposition of Section 409A Penalties.
5. Section 15(f) of the Plan is amended by changing the period at the end thereof to a semicolon and adding the following to the end thereof:
provided that any additional cash payment will be made no later than the end of the Participant’s taxable year next following the taxable year in which the Participant remits such taxes.
6. Section 15(k) of the Plan is amended to read in its entirety as follows:
(k) Governing Law; Avoidance of Section 409A Penalty. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof. The Company intends for the Plan, as described herein and as may be subsequently amended from time to time, to be written, construed and operated (and the Plan shall be written, construed and operated) in a manner such that no amounts granted or payable under the Plan become subject to (i) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (ii) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”). Notwithstanding any other provision of this Plan, acceleration or postponement of payment of any grant or amount or any other action (including amendment or termination of the Plan) shall be permitted and effective only to the extent such would not result in amounts payable under the Plan becoming subject to the Section 409A Penalties.
     IN WITNESS WHEREOF, this Second Amendment has been executed by a duly authorized officer of USEC Inc. as of November 1, 2007.

USEC INC.
By:	/s/ W. Lance Wright
SVP, Human Resources & Administration